Exhibit 4(h)

SEVENTH AMENDMENT OF
CONSTRUCTION LOAN AGREEMENT

THIS SEVENTH AMENDMENT OF CONSTRUCTION LOAN AGREEMENT (“Amendment”) is made this 13 day of March, 2013 by and among ONE EARTH ENERGY, LLC, an Illinois limited liability company (“BORROWER”), FIRST NATIONAL BANK OF OMAHA (“FNBO”), a national banking association headquartered in Omaha, Nebraska as a BANK and as administrative agent for the BANKS (in such capacity, the “ADMINISTRATIVE AGENT”), as accounts bank (in such capacity, the “ACCOUNTS BANK”) and as collateral agent for the BANKS (in such capacity, the “COLLATERAL AGENT”), and the BANKS party to the AGREEMENT. This Amendment amends that certain Construction Loan Agreement dated September 20, 2007 among the AGENT, BANKS and BORROWER (“AGREEMENT”).

WHEREAS, pursuant to the AGREEMENT and the other LOAN DOCUMENTS, BANKS extended the LOANS and other financial accommodations and extensions of credit described in the AGREEMENT to BORROWER, all as more fully described in the AGREEMENT;

WHEREAS, pursuant to that certain First Amendment of Construction Loan Agreement dated September 19, 2008, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended from September 19, 2008 to September 18, 2009, the Maintenance Building Land, Tucker Land, Wellsite Lease and Scott Lease were added as collateral for the LOANS and the MORTGAGE was amended accordingly, and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Second Amendment of Construction Loan Agreement dated January 30, 2009, the allocation of the TERM LOANS was modified by the addition of the FIXED RATE II TERM LOAN, provisions relating to the Ameren Agreement were added and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Third Amendment of Construction Loan Agreement dated September 18, 2009, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended to September 17, 2010, the interest rate and non-usage fee applicable to the REVOLVING LOAN was modified as provided for therein and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Fourth Amendment of Construction Loan Agreement dated June 1, 2010, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended to May 31, 2011, the interest rate applicable to the LOANS was modified, the restrictions on CAPITAL EXPENDITURES for BORROWER’S 2010 fiscal year was modified, the amortization of the FIXED RATE LOAN was modified and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Fifth Amendment of Construction Loan Agreement dated May 31, 2011, the LOAN TERMINATION DATE of the REVOLVING LOAN was

extended to May 30, 2012, the interest rate applicable to the REVOLVING LOAN was modified, the COMMITMENTS of the BANKS in the REVOLVING LOAN were modified and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Assignment and Assumption Agreement dated May 16, 2012 (the “Midland Assignment”) between Deere Credit, Inc. and Midland States Bank (“Midland”), Midland acquired all of Deere Credit, Inc.’s right, title and interest in the Fixed Rate Loan, and Midland agreed to become a BANK under the AGREEMENT;

WHEREAS, pursuant to that certain Sixth Amendment of Construction Loan Agreement dated May 30, 2012, the LOAN TERMINATION DATE of the REVOLVING LOAN was extended from May 30, 2012 to May 29, 2013, the FIXED CHARGE COVERAGE RATIO was modified, the NET WORTH financial covenant was removed, the capital expenditures covenant was modified, the application of the EXCESS CASH FLOW payment was modified, the LONG TERM REVOLVING LOAN was paid off and terminated and the AGREEMENT was otherwise amended as provided for therein;

WHEREAS, BORROWER has violated the FIXED CHARGE COVERAGE RATIO financial covenant for the reporting period ending December 31, 2012 and has requested, and under the terms of this Amendment BANKS have agreed, to waive such violation and modify the testing of the FIXED CHARGE COVERAGE RATIO to annually; and

WHEREAS, the parties hereto agree to amend the AGREEMENT as provided for in this Amendment.

NOW, THEREFORE, in consideration of the amendments of the AGREEMENT set forth below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the AGREEMENT as follows:

1.  Capitalized terms used herein shall have the meaning given to such terms in the AGREEMENT as amended in this Amendment, unless specifically defined herein.

2. Section 6.2.1 of the AGREEMENT is hereby deleted in its entirety and the following is inserted in lieu thereof:

6.2.1 BORROWER shall maintain a FIXED CHARGE COVERAGE RATIO, measured on a rolling four quarters trailing basis, of no less than 1.10:1.0. The FIXED CHARGE COVERAGE RATIO shall be tested by ADMINISTRATIVE AGENT annually at the end of each of BORROWER’s fiscal years.

3. Pursuant to Section 6.2.1 of the AGREEMENT, BORROWER is required to maintain a FIXED CHARGE COVERAGE RATIO of not less than 1.10:1.0. For the reporting period ending December 31, 2012, BORROWER failed to maintain the required FIXED CHARGE COVERAGE RATIO required in Section 6.2.1 of the AGREEMENT. BORROWER has requested that BANKS waive BORROWER’s violation of the foregoing FIXED CHARGE

COVERAGE RATIO covenant for the reporting period ending December 31, 2012. BANKS hereby waive BORROWER’s violation of the FIXED CHARGE COVERAGE RATIO covenant required under Section 6.2.1 of the AGREEMENT solely for the reporting period ending December 31, 2012. The foregoing waiver is strictly limited to BORROWER’s violation of the FIXED CHARGE COVERAGE RATIO solely for the reporting period ending December 31, 2012. This waiver shall not obligate BANKS to waive any future violations with respect to the same or different covenants, terms and conditions of the AGREEMENT and/or the other LOAN DOCUMENTS.

4. Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the AGREEMENT and the other LOAN DOCUMENTS shall remain in full force and effect and are hereby ratified, affirmed and certified by BORROWER. BORROWER hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the AGREEMENT and other LOAN DOCUMENTS. BORROWER represents and warrants to the ADMINISTRATIVE AGENT and the BANKS that the representations and warranties set forth in the AGREEMENT, and each of the other LOAN DOCUMENTS, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in “this AGREEMENT” included references to this Amendment. BORROWER represents, warrants and confirms to the ADMINISTRATIVE AGENT and the BANKS that no Events of Default is now existing under the LOAN DOCUMENTS and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any LOAN DOCUMENT. To the extent necessary, the LOAN DOCUMENTS are hereby amended consistent with the amendments provided for in this Amendment.

5. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

6. This Amendment will be governed by and construed in accordance with the laws of the State of Nebraska, exclusive of its choice of laws rules.

7. BORROWER will comply with all terms and conditions of this Amendment and any other documents executed pursuant hereto and will, when requested by ADMINISTRATIVE AGENT, execute and deliver such further documents and instruments necessary to consummate the transactions contemplated hereby and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

ONE EARTH ENERGY, LLC

By:	/s/ Steve Kelly
Title:	President

FIRST NATIONAL BANK OF OMAHA, in its capacity as a BANK, ADMINISTRATIVE AGENT, COLLATERAL AGENT and ACCOUNTS BANK

By:	/s/ Mark Baratta
Title:	Vice President

1st FARM CREDIT SERVICES, as a
BANK

By:	/s/ Dale Richardson
Title:	Vice President

TRANSAMERICA LIFE
INSURANCE COMPANY, as a BANK

By:	/s/ Stephen Noonan

Title:	Vice President

MIDLAND STATES BANK, as a BANK

By:	/s/ Joseph Bates

Title:	Commercial Relationship Manager

CITIZENS FIRST NATIONAL BANK, as
a BANK

By:	/s/ Derek Fetzer

Title:	Vice President

FARM CREDIT SERVICES OF
AMERICA, as a BANK

By:	/s/ Kathryn Frahm

Title:	Vice President

QUAD CITY BANK AND TRUST, as a BANK

By:	/s/ Greg Keppy

Title:	Junior Credit Officer